                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G



                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 2)



                                  DAVOX CORP.
                   -----------------------------------------
                               (Name of Issuer)




                                  COMMON STOCK
                   -----------------------------------------
                        (Title of Class of Securities)




                                   239208101
                   -----------------------------------------
                                (CUSIP Number)

CUSIP NO. 239208101                SCHEDULE 13G        PAGE   2   OF   4   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          Michael D. Kaufman  ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.A.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    111,348
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     433,788
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   111,348
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               433,788
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          545,146
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          4.6%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G


ITEM 1.  Name of and Address of Issuer:
         ------------------------------

         DAVOX CORP.
         6 Technology Park Drive
         Westford, MA 01886


ITEM 2(a)-(c)  Name, Address and Citizenship of Persons Filing.
              -----------------------------------------------

         This statement is filed by MICHAEL D. KAUFMAN ("Kaufman") 2471 E. Bayshore Road, Suite 520
         Palo Alto, California 94303

         U.S. citizen


ITEMS 2(d) and (e)  Title of Class of Securities and CUSIP Number.
                   ---------------------------------------------

         COMMON STOCK, CUSIP #239208-10-1


ITEM 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         N/A


ITEM 4.  Ownership
         ---------

         Of the shares that are the subject matter of this filing:

334,270 shares are held of record by MK Global Ventures, a partnership of which Kaufman is a general partner of the general partner, Kaufman has shared voting and investment power over these shares.

99,518 shares are held of record by MK GVS Fund, a partnership of which Kaufman is a general partner; Kaufman has shared voting and investment power over these shares.

111,348 shares are held of record by Kaufman. Kaufman has sole voting and investment power over these shares.


      (a)   See Row 9 for the amount beneficially owned by Reporting Person.

      (b) See Row 11 for the percentage of class beneficially owned by Reporting Person.

      (c)   See Rows 5-8 for the voting and disposition power of Reporting
            Person.

ITEM 5.  Ownership of Five Percent of Less of a Class
         --------------------------------------------

         This statement is filed to report the fact that as of the date hereof the following reporting person has ceased to be the beneficial owners of more than five percent of the class of securities:

         (box checked)


ITEM 6.  Not Applicable
         --------------


ITEM 7.  Not Applicable
         --------------


ITEM 8.  Not Applicable
         --------------


ITEM 9.  Not Applicable
         --------------



                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 2, 1998

                                       /s/ Michael D. Kaufman
                                       ---------------------------------------
                                       Michael D. Kaufman